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EXHIBIT 5.1

[Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]

August 14, 2002

Polycom, Inc.
4750 Willow Road
Pleasanton, California 94588

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 (Registration No. 333-97821), as amended (the "Registration Statement"), filed by Polycom, Inc. (the "Company") with the Securities and Exchange Commission on August 8, 2002 in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,067,434 shares of your Common Stock, par value $0.0005 per share (the "Shares"). The Shares have been issued or are issuable upon exchange of the outstanding Exchangeable Shares of Polycom Nova Scotia Limited, a wholly-owned subsidiary of the Company. We understand that the Shares are to be sold from time to time by the selling stockholders identified as such in the Registration Statement.

        As counsel for the Company, we have examined the proceedings taken and proposed to be taken by the Company and the selling stockholders in connection with the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  EXHIBIT 5.1